Exhibit 99.1

VSB Bancorp, Inc.
First Quarter 2011 Results of Operations

Contact Name:
Ralph M. Branca
President & CEO
(718) 979-1100

Staten Island, N. Y. —April 13, 2011. VSB Bancorp, Inc. (NASDAQ GM: VSBN) reported net income of $431,791 for the first quarter of 2011, relatively stable from the first quarter of 2010. The following unaudited figures were released today. Pre-tax income was $795,965 in the first quarter of 2011, compared to $796,708 for the first quarter of 2010. Net income for the quarter was $431,791, or basic income of $0.24 per common share, compared to a net income of $432,222, or $0.25 basic income per common share, for the quarter ended March 31, 2010.

The $431 decrease in net income was due to a decrease in net interest income of $37,098 and an increase in non-interest expense of $29,674, partially offset by a decrease in the provision for loan loss of $60,000 and an increase in non-interest income of $6,029.

The $37,098 decrease in net interest income for the first quarter of 2011 occurred primarily because our interest income decreased by $83,743, while our cost of funds decreased by $46,645. The decline in interest income resulted from a $149,670 decrease in income from investment securities, due to a 61 basis point decrease in yield, partially offset by a $2.7 million increase in average balance between the periods. The decrease in interest income from investment securities was partially offset by a $63,996 increase in interest income from loans. The increase in interest income on loans was due to a $2.3 million increase in the average balance of loans and a 4 basis point increase in yield from the first quarter of 2010 to the first quarter of 2011. A major contributor to the 4 basis point rise in our loan yield was a $2.5 million decrease in our average non-performing loans.

Interest income from other interest earning assets (principally overnight investments) increased by $1,931 due to a 4 basis point increase in yield partially offset by a $2.8 million decrease in average balance. Overall, average interest-earning assets increased by $2.2 million from the first quarter of 2010 to the first quarter of 2011.

The most significant component of the decrease in interest expense was a $38,611 decrease in interest on time deposits as the average cost declined by 24 basis points due to a continuation of low market interest rates. Average demand deposits, an interest free source of funds for us to invest, was relatively flat from the first quarter of 2010, representing approximately 32% of average total deposits for the first quarter of 2011. Average interest-bearing deposits decreased by $792,014, resulting in an overall $843,474 decrease in average total deposits from the first quarter of 2010 to the first quarter of 2011.

The average yield on earning assets declined by 22 basis points while the average cost of funds declined by 14 basis points. The reduction in the yield on assets was principally due to the 61 basis point drop in the yield on investment securities, as new securities were purchased at market rates significantly below the rates on securities repaid or matured. The decline in the cost of funds was driven principally by the 24 basis point drop in the cost of time deposits. Our interest rate margin decreased by 13 basis points from 4.09% to 3.96% when comparing the first quarter of 2011 to the same quarter in 2010, while our interest rate spread decreased by 8 basis points from 3.79% to 3.71%. These declines resulted when we were required to reinvest the proceeds from payments on investment securities at lower rates because of the continuation of low market interest rates. The declines were partially offset by the 4 basis point increase in the average yield on loans, our highest earning asset. The margin decreased more than the spread because it reflects the effect of non-interest bearing funding sources such as checking accounts and capital, which are less valuable in lower interest rate environments because they fund interest-earning assets with lower average yields. The interest rate floors on our loans have helped to stabilize interest income from the loan portfolio, but these floors also have the effect of limiting increases in our income as market rates increase until the prime rate rises above 6%. Non-interest income increased by $6,029 to $607,703 in the first quarter of 2011 compared to the same quarter in 2010.

Comparing the first quarter of 2011 with the same quarter in 2010, non-interest expense increased by $29,674, totaling $2.0 million for the first quarter of 2011. Non-interest expense increased for various business reasons including $16,387 in higher employee benefit costs and increased salary due to normal raises, a $14,251 increase in professional fees due to increased use of independent contractors and $12,773 increase in occupancy expenses because of the larger amount of snowfall in the first quarter of 2011. The increases were partially offset by the $24,535 decrease in legal fees due to a lower level of collections and a recovery of legal fees previously expensed on an unsecured loan.

Total assets increased to $238.2 million at March 31, 2011, an increase of $2.9 million, or 1.2%, from December 31, 2010. The significant components of this increase were an $8.9 million increase in cash and other liquid assets, partially offset by a $1.7 million decrease in loans, net and a $3.9 million decline in investment securities. Total deposits, including escrow deposits, increased to $210.5 million, an increase of $3.1 million, or 1.5%. We had increases in demand and checking deposits of $4.2 million, $1.0 million in savings deposits, $858,319 in time deposits and $679,458 in money market accounts, partially offset by a decrease in NOW accounts deposits of $3.8 million from year end 2010. The Bancorp’s Tier 1 capital ratio was 10.58% at March 31, 2011.

Raffaele (Ralph) M. Branca, VSB Bancorp, Inc.’s President and CEO, stated, “The first quarter of 2011 has shown signs of relief from the current economic crisis but the current crisis in the Middle East has sharply increased oil prices, which could slow the recovery and could lead to higher inflation. Through our aggressive efforts to collect and seek positive resolutions on our delinquent loans, we have reduced our non-performing loans by $2.5 million. Once interest rates begin to rise, we expect to face additional interest rate margin pressure as the rates on our prime based loan portfolio probably will not rise until the prime rate exceeds 6%, which would represent a 275 basis point increase from today.” Joseph J. LiBassi, VSB Bancorp, Inc.’s Chairman, stated, “The current economy presents many challenges, and we are still able to post good earnings and increase capital. We paid our fourteenth consecutive dividend to our stockholders. Our ROA of 0.73% and our ROE of 6.56% for the first quarter of 2011 compare favorably to our peers. Our book value per share stands at $14.32. By delivering the highest quality personal service to the professionals and business owners on Staten Island, we have established Victory as the premier business bank.”

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, which commenced operations on November 17, 1997. The Bank’s initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp’s total equity has increased to $26.1 million primarily through the retention of earnings. The Bank operates five full service locations in Staten Island: the main office in Great Kills, and branches on Forest Avenue (West Brighton), Hyatt Street (St. George), Hylan Boulevard (Dongan Hills) and on Bay Street (Rosebank).

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, weaknesses of other financial institutions, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as “will result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions, and other terms used to describe future events, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA’s safe harbor provisions.

VSB Bancorp, Inc.
Consolidated Statements of Financial Condition
March 31, 2011
(unaudited)

	March 31,	December 31,
	2011	2010
Assets:
Cash and cash equivalents	$37,660,747	$28,764,987
Investment securities, available for sale	117,364,785	121,307,907
Loans receivable	79,898,528	81,538,224
Allowance for loan loss	(1,301,598)	(1,277,220)
Loans receivable, net	78,596,930	80,261,004
Bank premises and equipment, net	2,604,130	2,732,229
Accrued interest receivable	624,239	673,967
Other assets	1,340,078	1,513,605
Total assets	$238,190,909	$235,253,699

Liabilities and stockholders’ equity:

Liabilities:
Deposits:
Demand and checking	$70,621,956	$66,407,225
NOW	31,369,855	35,138,867
Money market	27,737,090	27,057,632
Savings	15,952,574	14,938,440
Time	64,503,282	63,644,963
Total Deposits	210,184,757	207,187,127
Escrow deposits	320,904	219,530
Accounts payable and accrued expenses	1,550,376	1,802,186
Total liabilities	212,056,037	209,208,843

Stockholders’ equity:
Common stock, ($.0001 par value, 3,000,000 shares authorized 1,989,509 issued, 1,825,009 outstanding at March 31, 2011and December 31, 2010)	199	199
Additional paid in capital	9,256,237	9,249,600
Retained earnings	17,886,510	17,563,435
Treasury stock, at cost (164,500 shares at March 31, 2011 and December 31, 2010)	(1,643,797)	(1,643,797)
Unearned ESOP shares	(521,324)	(563,594)
Accumulated other comprehensive gain, net of taxes of $975,759 and $1,213,545, respectively	1,157,047	1,439,013

Total stockholders’ equity	26,134,872	26,044,856

Total liabilities and stockholders’ equity	$238,190,909	$235,253,699

VSB Bancorp, Inc.
Consolidated Statements of Operations
March 31, 2011
(unaudited)

	Three months	Three months
	ended	ended
	March 31, 2011	March 31, 2010
Interest and dividend income:
Loans receivable	$1,454,292	$1,390,296
Investment securities	1,012,552	1,162,222
Other interest earning assets	11,138	9,207
Total interest income	2,477,982	2,561,725

Interest expense:
NOW	33,089	39,252
Money market	59,379	62,486
Savings	12,696	11,460
Time	121,506	160,117
Total interest expense	226,670	273,315
Net interest income	2,251,312	2,288,410
Provision for loan loss	30,000	90,000
Net interest income after provision for loan loss	2,221,312	2,198,410
Non-interest income:
Loan fees	27,570	2,304
Service charges on deposits	522,237	540,701
Net rental income	11,613	11,983
Other income	46,283	46,686
Total non-interest income	607,703	601,674
Non-interest expenses:
Salaries and benefits	980,003	963,616
Occupancy expenses	376,563	363,790
Legal expense	64,986	89,521
Professional fees	80,451	66,200
Computer expense	65,322	66,955
Director fees	62,450	58,950
FDIC and NYSBD assessments	94,000	94,000
Other expenses	309,275	300,344
Total non-interest expenses	2,033,050	2,003,376

Income before income taxes	795,965	796,708

Provision (benefit) for income taxes:
Current	414,690	442,310
Deferred	(50,516)	(77,824)
Total provision for income taxes	364,174	364,486

Net income	$431,791	$432,222

Basic income per common share	$0.24	$0.25

Diluted net income per share	$0.24	$0.25
Book value per common share	$14.32	$14.22